Exhibit 23.3

Consent of Registered Independent Public Accounting Firm

Board of Directors
BroadVision, Inc.

We consent to the use of our report of Independent Registered Public Accounting Firm dated May 26, 2006, on the consolidated balance sheet as of December 31, 2005, and the related consolidated statements of operations, shareholders’ equity (deficit) and comprehensive income (loss), and cash flows for the period ended December 31, 2005 incorporated by reference in the Registration Statement- Post-effective Amendment to Form S-3 on Form S-1, to be filed on or about April 5, 2007 relating to the consolidated financial statements of BroadVision, Inc. appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006.

We also consent to the reference to us as experts in matters of accounting and auditing in the registration statements and prospectus.

/s/Stonefield Josephson, Inc.

Irvine, California
April 5, 2007